Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Trigger Phoenix Autocallable Optimization Securities linked to the linked to the common units of The Blackstone Group L.P. due April 29, 2019	$9,818,700.00	$1,264.65
Trigger Phoenix Autocallable Optimization Securities linked to the common stock of Cisco Systems, Inc. due April 29, 2019	$6,261,500.00	$806.48
Trigger Phoenix Autocallable Optimization Securities linked to the common stock of JPMorgan Chase & Co. due April 29, 2019	$3,505,000.00	$451.44

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated January 13, 2012)

UBS AG Trigger Phoenix Autocallable Optimization Securities

UBS AG $9,818,700 linked to the common units of The Blackstone Group L.P. due April 29, 2019

UBS AG $6,261,500 linked to the common stock of Cisco Systems, Inc. due April 29, 2019

UBS AG $3,505,000 linked to the common stock of JPMorgan Chase & Co. due April 29, 2019

Investment Description

UBS AG Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the common stock or common units, as applicable, of a specific company (the “underlying equity”). UBS will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month. UBS will automatically call the Securities early if the closing price of the underlying equity on any observation date (monthly, beginning after 1 year) is equal to or greater than the initial price. If the Securities are called, UBS will pay you the principal amount of your Securities plus the contingent coupon for that month and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the final price of the underlying equity is equal to or greater than the trigger price (which is the same price as the coupon barrier), UBS will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final month. If the final price of the underlying equity is less than the trigger price, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying equity over the term of the Securities and you may lose up to 100% of your initial investment. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Contingent Coupon — UBS will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month.

❑

Automatically Callable — UBS will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that month if the closing price of the underlying equity on any observation date (monthly, beginning after 1 year) is greater than or equal to the initial price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and the price of the underlying equity does not close below the trigger price on the final valuation date, UBS will repay your principal amount per Security at maturity. If the price of the underlying equity closes below the trigger price on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	April 21, 2014
Settlement Date	April 24, 2014
Observation Dates*	Monthly (callable after 1 year) (see page 3)
Final Valuation Date*	April 23, 2019
Maturity Date*	April 29, 2019

*	Subject to postponement in the event of a market disruption event, as described in the Trigger Phoenix Autocallable Optimization Securities product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities can have downside market risk similar to the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-16 of the Trigger Phoenix Autocallable Optimization Securities product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offerings

These final terms relate to three separate Securities we are offering. Each of the three Securities is linked to the common stock or common units of a different company and each of the three Securities has its own contingent coupon rate, initial price, trigger price and coupon barrier. Each of the Securities is offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof. The performance of each Security will not depend on the performance of any other Security.

Underlying Equity	Stock Ticker	Contingent Coupon Rate	Initial Price	Trigger Price*	Coupon Barrier*	CUSIP	ISIN
Common units of The Blackstone Group L.P.	BX	9.00% per annum	$31.73	$19.13, which is 60.30% of the Initial Price	$19.13, which is 60.30% of the Initial Price	90272V863	US90272V8634
Common stock of Cisco Systems, Inc.	CSCO	7.00% per annum	$23.40	$16.85, which is 72.00% of the Initial Price	$16.85, which is 72.00% of the Initial Price	90272V855	US90272V8550
Common stock of JPMorgan Chase & Co.	JPM	6.00% per annum	$55.03	$36.87, which is 67.00% of the Initial Price	$36.87, which is 67.00% of the Initial Price	90272V848	US90272V8485

* For each offering of Securities, the trigger price and coupon barrier will be set equal to the same percentage on the trade date.

The estimated initial value of the Securities as of the trade date is (i) $9.49 for Securities linked to the common units of The Blackstone Group L.P., (ii) $9.64 for Securities linked to the common stock of Cisco Systems, Inc. and (iii) $9.59 for Securities linked to the common stock of JPMorgan Chase & Co. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 4 and 5 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms set forth in the Trigger Phoenix Autocallable Optimization Securities (“TPAOS”) product supplement relating to the Securities, dated January 13, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the TPAOS product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common units of The Blackstone Group L.P.	$9,818,700.00	$10.00	$245,467.50	$0.25	$9,573,232.50	$9.75
Securities linked to the common stock of Cisco Systems, Inc.	$6,261,500.00	$10.00	$156,537.50	$0.25	$6,104,962.50	$9.75
Securities linked to the common stock of JPMorgan Chase & Co.	$3,505,000.00	$10.00	$87,625.00	$0.25	$3,417,375.00	$9.75

UBS Financial Services Inc.	UBS Investment Bank
Pricing Supplement dated April 21, 2014

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TPAOS Product Supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011468/d281730d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Autocallable Optimization Securities” or the “Securities” refer to three different Securities that are offered hereby. Also, references to the “TPAOS product supplement” mean the UBS product supplement, dated January 13, 2012, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You believe the closing price of the underlying equity will be equal to or greater than the coupon barrier on the specified observation dates (including the final valuation date).

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the contingent coupon payments specified in this pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You are willing to invest in the Securities based on the contingent coupon rate, as specified on the cover hereof.

♦	You are willing to invest in the Securities based on the applicable trigger price and coupon barrier, as specified on the cover hereof.

♦	You are willing to forgo dividends paid on the underlying equity and you do not seek guaranteed current income from this investment.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦

You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the coupon barrier on the specified observation dates and below the trigger price on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You are unwilling to invest in the Securities based on the contingent coupon rate, as specified on the cover hereof.

♦	You are unwilling to invest in the Securities based on the applicable trigger price and coupon barrier, as specified on the cover hereof.

♦	You prefer to receive the dividends paid on the underlying equity and you seek guaranteed current income from this investment.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Securities.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 4 of this pricing supplement for risks related to an investment in the Securities.

Final Terms for Each Offering of the Securities

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security
Term(1)	Approximately 5 years, unless called earlier.
Underlying Equity	The common stock or common units of a specific company, as indicated on the first page of this pricing supplement.
Contingent Coupon

If the closing price of the underlying equity is equal to or greater than the coupon barrier on any observation date, UBS will pay you the contingent coupon applicable to such observation date.

If the closing price of the underlying equity is less than the coupon barrier on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon will be a fixed amount based upon equal monthly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon amount for each Security that would be applicable to each observation date on which the closing price of the underlying equity is greater than or equal to the coupon barrier. The table below reflects the contingent coupon rate of (i) 9.00% per annum for Securities linked to the common units of The Blackstone Group L.P., (ii) 7.00% per annum for Securities linked to the common stock of Cisco Systems, Inc. and (iii) 6.00% per annum for Securities linked to the common stock of JPMorgan Chase & Co. Amounts in the table below may have been rounded for ease of analysis.

Contingent Coupon (per Security)

The Blackstone Group L.P.	Cisco Systems, Inc.	JPMorgan Chase & Co.
$0.0750	$0.0583	$0.0500

Contingent coupon payments on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing price of the underlying equity is less than the coupon barrier.
Contingent Coupon Rate	The contingent coupon rate is (i) 9.00% per annum for Securities linked to the common units of The Blackstone Group L.P., (ii) 7.00% per annum for Securities linked to the common stock of Cisco Systems, Inc. and (iii) 6.00% per annum for Securities linked to the common stock of JPMorgan Chase & Co.

Automatic Call Feature

The Securities will be called automatically if the closing price of the underlying equity on any observation date (monthly, beginning April 21, 2015) is equal to or greater than the initial price.

If the Securities are called on any observation date (monthly, beginning April 21, 2015), UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Payment at Maturity (per Security)

If the Securities are not called and the final price is equal to or greater than the trigger price and coupon barrier, UBS will pay you a cash payment per Security on the maturity date equal to $10.00 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and the final price is less than the trigger price, UBS will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return, for an amount equal to:

$10.00 + ($10.00 × Underlying Return)

Underlying Return	Final Price – Initial Price Initial Price
Trigger Price

A percentage of the initial price of the underlying equity, as specified on the cover of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).

Coupon Barrier

A percentage of the initial price of the underlying equity, as specified on the cover of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).

Initial Price	The closing price of the underlying equity on the trade date, as specified on the cover of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).
Final Price	The closing price of the underlying equity on the final valuation date, as determined by the calculation agent.
Coupon Payment Dates	Two business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

(1)	Subject to the market disruption event provisions set forth in the TPAOS product supplement beginning on page PS-34.

Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
May 21, 2014*	May 23, 2014	January 21, 2016	January 25, 2016	September 21, 2017	September 25, 2017
June 23, 2014*	June 25, 2014	February 22, 2016	February 24, 2016	October 23, 2017	October 25, 2017
July 21, 2014*	July 23, 2014	March 21, 2016	March 23, 2016	November 21, 2017	November 24, 2017
August 21, 2014*	August 25, 2014	April 21, 2016	April 25, 2016	December 21, 2017	December 26, 2017
September 22, 2014*	September 24, 2014	May 23, 2016	May 25, 2016	January 22, 2018	January 24, 2018
October 21, 2014*	October 23, 2014	June 21, 2016	June 23, 2016	February 21, 2018	February 23, 2018
November 21, 2014*	November 25, 2014	July 21, 2016	July 25, 2016	March 21, 2018	March 23, 2018
December 22, 2014*	December 24, 2014	August 22, 2016	August 24, 2016	April 23, 2018	April 25, 2018
January 21, 2015*	January 23, 2015	September 21, 2016	September 23, 2016	May 21, 2018	May 23, 2018
February 23, 2015*	February 25, 2015	October 21, 2016	October 25, 2016	June 21, 2018	June 25, 2018
March 23, 2015*	March 25, 2015	November 21, 2016	November 23, 2016	July 23, 2018	July 25, 2018
April 21, 2015	April 23, 2015	December 21, 2016	December 23, 2016	August 21, 2018	August 23, 2018
May 21, 2015	May 26, 2015	January 23, 2017	January 25, 2017	September 21, 2018	September 25, 2018
June 22, 2015	June 24, 2015	February 21 2017	February 23, 2017	October 22, 2018	October 24, 2018
July 21, 2015	July 23, 2015	March 21, 2017	March 23, 2017	November 21, 2018	November 26, 2018
August 21, 2015	August 25, 2015	April 21, 2017	April 25, 2017	December 21, 2018	December 26, 2018
September 21, 2015	September 23, 2015	May 22, 2017	May 24, 2017	January 22, 2019	January 24, 2019
October 21, 2015	October 23, 2015	June 21, 2017	June 23, 2017	February 21, 2019	February 25, 2019
November 23, 2015	November 25, 2015	July 21, 2017	July 25, 2017	March 21, 2019	March 25, 2019
December 21, 2015	December 23, 2015	August 21, 2017	August 23, 2017	April 23, 2019	April 29, 2019

*	The Securities are not callable until the twelfth observation date, which is April 21, 2015.

(1)	Subject to the market disruption event provisions set forth in the TPAOS product supplement beginning on page PS-34.
(2)

If you are able to sell the Securities in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date. If you are able to sell your Securities in the secondary market on the day following an observation date and before the applicable coupon payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date.

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. Some of the risks that apply to each offering of the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the TPAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying equity is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is equal to or greater than the trigger price.

♦

You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying equity on an observation date is less than the coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing price of the underlying equity is less than the coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦

You will not participate in any appreciation of the underlying equity and will not have the same rights as holders of the underlying equity — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not accrue or receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the twelfth observation date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the underlying equity’s risk of decline even though you will not participate in any potential appreciation in the price of the underlying equity. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity. Additionally, investors in the Securities will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the underlying equity would have.

♦

Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the price of such underlying equity could close below its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is a fixed amount, an underlying equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦

Reinvestment risk — The Securities will be called automatically if the closing price of the underlying equity is equal to or greater than the initial price on any observation date (monthly, beginning after 1 year). In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying equity issuer and the underlying equity for your Securities. For additional information regarding each underlying equity issuer, please see “Information about the Underlying Equities” and “The Blackstone Group L.P.”, “Cisco Systems, Inc.” and “JPMorgan Chase & Co.” in this pricing supplement and the respective underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the applicable underlying equity issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦

There is no affiliation between the respective underlying equity issuers and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with any underlying equity issuer. However, we and our affiliates may currently, or from time to time in the future engage in business with an underlying equity issuer. However, we are not affiliated with any underlying equity issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into the underlying equity and the underlying equity issuer for your Securities. The underlying equity issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price, the coupon barrier and trigger price applicable to such underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the TPAOS product supplement or this pricing supplement as necessary to achieve an equitable result. Following certain corporate events relating to the respective issuer of the underlying equity where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the equity of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If the issuer of an underlying equity becomes subject to (i) a corporate event whereby the underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the equity issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-35 of the product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the amount you receive at maturity of the Securities. The calculation agent may postpone any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the contingent coupon rate, trigger price and coupon barrier, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security are specified on the cover of this pricing supplement; amounts may have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 5 years
Initial Price:	$50.00
Contingent Coupon Rate*:	7.50% per annum (or 0.625% per month)
Contingent Coupon:	$0.0625 per month
Observation Dates:	Monthly (callable after 1 year)
Trigger Price**:	$32.50 (which is 65.00% of the Initial Price)
Coupon Barrier**:	$32.50 (which is 65.00% of the Initial Price)

*	The actual contingent coupon rate for each Security is listed on the cover hereof.
**	The trigger price and coupon barrier may be greater than the amounts shown above in which case the potential for the closing price of the underlying equity to be below the coupon barrier and trigger price will be higher.

Example 1 — Securities are Called on the Twelfth Observation Date

Date	Closing Price	Payment (per Security)

First Observation Date	$60.00 (at or above Initial Price)	$0.0625 (Contingent Coupon – Not Callable)
Second Observation Date	$45.00 (at or above Coupon Barrier; below Initial Price)	$0.0625 (Contingent Coupon)
Third to Eleventh Observation Dates	Various (all at or above Coupon Barrier; below Initial Price)	$0.5625 (Contingent Coupon)
Twelfth Observation Date	$56.00 (at or above Initial Price)	$10.0625 (Settlement Amount)
	Total Payment:	$10.7500 (7.50% total return)

Since the Securities are called on the twelfth observation date (which is approximately one year after the trade date and is the first observation date on which they are callable), UBS will pay you on the call settlement date a total of $10.0625 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payments of $0.6875 received in respect of prior observation dates, UBS will have paid you a total of $10.7500 per Security for a 7.50% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are NOT Called and the Final Price of the Underlying Equity is at or above the Trigger Price

Date	Closing Price	Payment (per Security)

First Observation Date	$40.00 (at or above Coupon Barrier; below Initial Price)	$0.0625 (Contingent Coupon)
Second Observation Date	$30.50 (below Coupon Barrier)	$0.00
Third Observation Date	$29.00 (below Coupon Barrier)	$0.00
Fourth to Fifty-Ninth Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$45.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$10.0625 (Payment at Maturity)
	Total Payment:	$10.1250 (1.25% total return)

At maturity, UBS will pay you a total of $10.0625 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payment of $0.0625 received in respect of prior observation dates, UBS will have paid you a total of $10.1250 per Security for a 1.25% total return on the Securities.

Example 3 — Securities are NOT Called and the Final Price of the Underlying Equity is below the Trigger Price

Date	Closing Price	Payment (per Security)

First Observation Date	$43.00 (at or above Coupon Barrier; below Initial Price)	$0.0625 (Contingent Coupon)
Second Observation Date	$40.00 (at or above Coupon Barrier; below Initial Price)	$0.0625 (Contingent Coupon)
Third Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.0625 (Contingent Coupon)
Fourth to Fifty-Ninth Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$30.00 (below Trigger Price and Coupon Barrier)	$10.00 + [$10.00 × Underlying Return] =
$10.00 + [$10.00 × -60%] =
$10.00 - $6.00 =
$ 4.00 (Payment at Maturity)

	Total Payment	$ 4.1875 (-58.13% total return)

Since the Securities are not called and the final price of the underlying equity is below the trigger price, at maturity UBS will pay you $4.00 per Security. When added to the contingent coupon payments of $0.1875 received in respect of prior observation dates, UBS will have paid you $4.1875 per Security for a loss on the Securities of 58.13%.

The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any observation date, you may lose some or all of your initial investment. Specifically, if the Securities are not called and the final price is less than the trigger price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

Information about the Underlying Equities

All disclosures contained in this pricing supplement regarding each underlying equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Included on the following pages is a brief description of each underlying equity issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. The information given below is for the four calendar quarters in each of 2010, 2011, 2012, 2013 and the first calendar quarter of 2014. Partial data is provided for the second calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of each underlying equity as an indication of future performance.

Each of the underlying equities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each issuer of the underlying equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each issuer of the underlying equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

The Blackstone Group L.P.

According to publicly available information, The Blackstone Group L.P. (“Blackstone”) is a manager of private capital and provider of financial advisory services. Blackstone is an independent manager of private capital worldwide, with over $165 billion assets under management. Blackstone provides a range of financial advisory services, including financial advisory, restructuring and reorganization and fund placement services. Blackstone operates in five segments: Private Equity, Real Estate, Hedge Fund Solutions, Credit and Financial Advisory. The Private Equity segment manages six general private equity funds as well as two specialized funds focusing on energy and communications-related investments. The Real Estate segment is engaged in the real estate investing with an assortment of real estate funds that are diversified geographically and across a variety of sectors. The Hedge Fund Solutions segment is comprised primarily of Blackstone Alternative Asset Management and manages a range of commingled funds of hedge funds and vehicles. The Credit segment manages or sub advises senior credit-focused funds, distressed debt funds, mezzanine funds and general credit-focused funds concentrated in the leveraged finance marketplace.The Financial Advisory segment consists of its financial and advisory services, restructuring and reorganization advisory services and the Park Hill Group, which provides fund placement services for alternative investment funds. Information filed by Blackstone with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33551, or its CIK Code: 0001393818. Blackstone’s website is http://www.blackstone.com. Blackstone’s common units are listed on the New York Stock Exchange under the ticker symbol “BX.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Blackstone’s common units, based on the daily closing prices on the primary exchange for Blackstone. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Blackstone’s common units on April 21, 2014 was $31.73. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin		Quarter End		Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010		3/31/2010		$14.90	$12.13	$14.00
4/1/2010		6/30/2010		$15.26	$9.52	$9.56
7/1/2010		9/30/2010		$12.69	$9.20	$12.69
10/1/2010		12/31/2010		$14.55	$12.40	$14.15
1/3/2011		3/31/2011		$18.93	$14.76	$17.88
4/1/2011		6/30/2011		$19.49	$16.02	$16.56
7/1/2011		9/30/2011		$17.71	$11.53	$11.98
10/3/2011		12/30/2011		$15.10	$11.31	$14.01
1/2/2012		3/30/2012		$16.81	$14.46	$15.94
4/2/2012		6/29/2012		$15.86	$11.54	$13.07
7/2/2012		9/28/2012		$15.29	$12.62	$14.28
10/1/2012		12/31/2012		$15.81	$13.52	$15.59
1/2/2013		3/29/2013		$20.89	$16.16	$19.78
4/1/2013		6/28/2013		$23.45	$19.10	$21.06
7/1/2013		9/30/2013		$25.00	$20.51	$24.89
10/1/2013		12/31/2013		$31.50	$24.77	$31.50
1/2/2014		3/31/2014		$35.18	$30.52	$33.25
4/1/2014	*	4/21/2014	*	$33.68	$29.77	$31.73

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through April 21, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of Blackstone’s common units from January 2, 2008 through April 21, 2014, based on information from Bloomberg. The dotted line represents the coupon barrier and trigger price of $19.13, which is equal to 60.30% of the closing price on April 21, 2014. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Cisco Systems, Inc.

According to publicly available information, Cisco Systems, Inc. (“Cisco”) designs, manufactures and sells Internet protocol-based networking products and other products related to the communications and information technology industry, and provides services associated with these products and their use. It provides a line of products for transporting data, voice, and video within buildings, across campuses and around the world. Cisco’s products are installed at enterprise businesses, public institutions, telecommunications companies, commercial businesses and personal residences. Cisco’s product offerings fall into eight categories: Switching, NGN Routing, Collaboration, Service Provider Video, Wireless, Security, Data Center, and Other Products. Cisco has five segments: United States and Canada; European Markets; Emerging Markets; Asia Pacific; and Japan; The Emerging Markets segment consists of Eastern Europe, Latin America, the Middle East and Africa, and Russia and the Commonwealth of Independent States. Information filed by Cisco with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-18225, or its CIK Code: 0000858877. Cisco’s website is http://www.cisco.com. Cisco’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “CSCO.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Cisco’s common stock, based on the daily closing prices on the primary exchange for Cisco. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Cisco’s common stock on April 21, 2014 was $23.40. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin		Quarter End		Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010		3/31/2010		$26.65	$22.47	$26.03
4/1/2010		6/30/2010		$27.57	$21.31	$21.31
7/1/2010		9/30/2010		$24.77	$20.05	$21.90
10/1/2010		12/31/2010		$24.51	$19.07	$20.23
1/3/2011		3/31/2011		$22.06	$17.00	$17.15
4/1/2011		6/30/2011		$18.07	$14.85	$15.61
7/1/2011		9/30/2011		$16.67	$13.73	$15.49
10/3/2011		12/30/2011		$19.12	$15.19	$18.08
1/2/2012		3/30/2012		$21.15	$18.66	$21.15
4/2/2012		6/29/2012		$21.20	$15.97	$17.17
7/2/2012		9/28/2012		$19.73	$15.14	$19.09
10/1/2012		12/31/2012		$20.39	$16.82	$19.65
1/2/2013		3/29/2013		$21.94	$20.30	$20.91
4/1/2013		6/28/2013		$24.82	$20.38	$24.31
7/1/2013		9/30/2013		$26.37	$23.31	$23.42
10/1/2013		12/31/2013		$23.99	$20.24	$22.45
1/2/2014		3/31/2014		$22.85	$21.35	$22.41
4/1/2014	*	4/21/2014	*	$23.40	$22.46	$23.40

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through April 21, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of Cisco’s common stock from January 3, 2000 through April 21, 2014, based on information from Bloomberg. The dotted line represents the coupon barrier and trigger price of $16.85, which is equal to 72.00% of the closing price on April 21, 2014. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

JPMorgan Chase & Co.

According to publicly available information, JPMorgan Chase & Co. (“JPMorgan”) is a financial services firm. JPMorgan’s principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with United States branches, and Chase Bank USA, National Association, a national banking association that is its credit card–issuing bank. JPMorgan’s principal non-bank subsidiary is J.P. Morgan Securities LLC, its United States investment banking firm. JPMorgan’s activities are organized into four major reportable business segments, as well as a Corporate/Private Equity segment. JPMorgan’s consumer business is the Consumer & Community Banking segment. The Corporate & Investment Bank, Commercial Banking, and Asset Management segments comprise JPMorgan’s wholesale businesses. Consumer & Community Banking serves consumers and businesses through personal service at bank branches and through ATMs, online, mobile and telephone banking. The Corporate & Investment Bank offers a broad suite of investment banking, market-making, prime brokerage, and treasury and securities products and services to a global client base of corporations, investors, financial institutions, government and municipal entities. Commercial Banking delivers extensive industry knowledge, local expertise and dedicated service to U.S. and U.S. multinational clients, including corporations, municipalities, financial institutions and non-profit entities. Asset Management offers investment management across all major asset classes including equities, fixed income, alternatives and money market funds. The Corporate/Private Equity segment comprises Private Equity, Treasury, Chief Investment Office, and Other Corporate activities. Information filed by JPMorgan with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-05805, or its CIK Code: 0000019617. JPMorgan’s website is http://www.jpmorganchase.com. JPMorgan’s common stock is listed on the New York Stock Exchange under the ticker symbol “JPM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for JPMorgan’s common stock, based on the daily closing prices on the primary exchange for JPMorgan. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of JPMorgan’s common stock on April 21, 2014 was $55.03. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin		Quarter End		Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010		3/31/2010		$45.02	$37.70	$44.75
4/1/2010		6/30/2010		$47.81	$36.61	$36.61
7/1/2010		9/30/2010		$41.64	$35.63	$38.07
10/1/2010		12/31/2010		$42.67	$36.96	$42.42
1/3/2011		3/31/2011		$48.00	$43.40	$46.10
4/1/2011		6/30/2011		$47.64	$39.49	$40.94
7/1/2011		9/30/2011		$42.29	$29.27	$30.12
10/3/2011		12/30/2011		$37.02	$28.38	$33.25
1/2/2012		3/30/2012		$46.27	$34.91	$45.98
4/2/2012		6/29/2012		$46.13	$31.00	$35.73
7/2/2012		9/28/2012		$41.57	$33.90	$40.48
10/1/2012		12/31/2012		$44.53	$39.29	$43.97
1/2/2013		3/29/2013		$51.00	$44.57	$47.46
4/1/2013		6/28/2013		$55.62	$46.64	$52.79
7/1/2013		9/30/2013		$56.67	$50.32	$51.69
10/1/2013		12/31/2013		$58.48	$50.75	$58.48
1/2/2014		3/31/2014		$61.07	$54.31	$60.71
4/1/2014	*	4/21/2014	*	$60.67	$54.80	$55.03

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through April 21, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of JPMorgan’s common stock from January 3, 2000 through April 21, 2014, based on information from Bloomberg. The dotted line represents the coupon barrier and trigger price of $36.87, which is equal to 67.00% of the closing price on April 21, 2014. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the TPAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize capital gain or loss upon the sale, exchange, automatic call, or redemption on maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

Unless otherwise specified in this pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-50 of the TPAOS product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

Since The Blackstone Group L.P. constitutes a limited partnership, there is a risk that an investment in Securities linked to The Blackstone Group L.P. could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “pass-thru entities” (including partnerships (including master limited partnerships), passive foreign investment companies (PFICs), regulated investment companies and real estate investment trusts). Under the “constructive ownership” rules, if an investment in Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-48 of the TPAOS product supplement) in respect of a Security would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Security (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Security). It is not clear how the “net underlying long-term capital gain” would be computed in respect of the Securities. Unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Although the matter is not clear, there exists a risk that an investment in Securities that are linked to an underlying equity that contains shares in one or more limited partnerships could be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Security would be recharacterized as ordinary income. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In addition, in 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the TPAOS product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the

Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupon payments is unclear. Subject to the discussion below with respect to Section 871(m) and FATCA, we currently do not intend to withhold any tax on any contingent coupon payments made to a Non-U.S. Holder that provides us with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

We will not attempt to ascertain whether the issuer of the underlying equity would be treated as a “United States real property holding corporation” (“USRPHC”) (or in the case of The Blackstone Group L.P., any of the assets owned by it would be a “United States real property holding corporation” or “United States real property interests”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If the issuer of the underlying equity and the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder upon a sale, exchange, redemption or other taxable disposition of a Security to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuer of the underlying equity and consult your tax advisor regarding the possible consequences to you if any issuer is, or becomes a USRPHC.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the shares of the underlying equity), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Securities on or after January 1, 2016 that are treated as dividend equivalents for Securities acquired on or after March 5, 2014. Under a recent IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that Non-U.S. Holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these proposed rules if the Non-U.S. Holder enters into certain subsequent transactions in respect of the underlying equity. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. Holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to recently issued temporary and proposed Treasury regulations, FATCA withholding on “withholdable payments” begins on July 1, 2014, and withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on proposed regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of Securities should consult their tax advisors as to the U.S. federal, state, local and other tax consequences to them of the purchase, ownership and disposition of the Securities.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. The Securities will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Securities at the original issue price to the public. The Agents may resell the Securities to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 8 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 4 and 5 of this pricing supplement.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances, but who can tolerate downside market risk prior to maturity.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.